Exhibit 10.15

EXECUTION COPY

CONSULTING AGREEMENT AND GENERAL RELEASE

THIS CONSULTING AGREEMENT (the “Agreement”) is made as of this 24th day of April, 2006, by and between (the “Company”) and Glenn S. Palmer (the “Consultant”).

WITNESSETH:

WHEREAS,  Consultant was employed by the Company pursuant to the Employment Agreement by and between the Company and the Consultant dated June 20, 2005 (the “Employment Agreement”);

WHEREAS, the Consultant’s employment with the Company shall terminate as of April 24, 2006;

WHEREAS, following the Consultant’s termination of employment with the Company, the Company desires to retain the Consultant to provide certain consulting services to the Company and the Consultant desires to be retained by the Company to provide such services; provided that such services do not unreasonably interfere with such new business activities in which the Consultant may engage (the “New Business Activities”); and

WHEREAS, the parties hereto desire to set forth their respective rights and obligations in respect of the Consultant’s separation of employment from the Company and consulting relationship with the Company.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, the parties, intending to be legally bound, agree as follows:

1.             Employment Status and Termination.

(a)           The Consultant’s employment with the Company shall terminate as of April 24, 2006 (the “Separation Date”).  Except as set forth herein, the Employment Agreement and the Term (as defined therein) shall terminate on the Separation Date.

(b)           As of the Separation Date, the Consultant shall be deemed to resign (1) if a member, from the Board of Directors of the Company (the “Board”) or of any subsidiary of the Company or any other board to which he has been appointed by or on behalf of the Company and (ii) from any position with the Company or any subsidiary of the Company, including but limited to, as an officer of the Company and any of its subsidiaries.

2.             Severance Benefits.  The Consultant and the Company hereby agree to the following severance benefits, each of which is subject to the terms and conditions of this Agreement:

(a)           The Company will pay to the Consultant all amounts accrued but unpaid under the Employment Agreement through the Separation Date in respect of salary, payable on the next payroll date following the Separation Date, (ii) bonus in respect of fiscal year 2006 equal to $250,000, payable on October 15, 2006 and (iii) any unreimbursed expenses, payable within 10 days of receipt by the Company of the proper documentation.

(b)           Subject to the Consultant’s execution and nonrevocation of the General Release attached to this Agreement as Appendix A and made a part hereto, the Company will pay to the Consultant the following:

(1)           Payment for accrued but unused vacation days payable on the next payroll date following the expiration of the revocation period set forth in the General Release;

(2)           Reimbursement of the cost of continuation coverage of group health and dental benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 for a maximum of twelve (12) months to the extent that the Consultant elects such continuation coverage; provided that if the Consultant obtains employment with any new employer and receives health and dental coverage under the plan of such new employer during such twelve (12) month period, such reimbursement shall terminate; and

(3)           Payment for legal fees in connection with the negotiation of the Employment Agreement and this Agreement in an amount equal to $9,000, payable within 30 days of the date hereof.

3.             Consulting Status.

(a)           Consulting Term.  The Consultant will provide the services set forth below during the period from April 25, 2006 through April 25, 2007 (the “Consulting Term”).  This Agreement will terminate at the end of the Consulting Term.

(b)           Consulting Services.  During the Consulting Term, the Consultant will (i) assist, if requested by the Board, in the transition of the new chief executive officer of the Company and (ii) provide such services as may be requested by the Board or Michael Green.  The services which the Consultant shall be required to provide pursuant to the foregoing clause (ii) shall be such that they can be provided over the telephone or, upon reasonable notice, at such times and such places that do not unreasonably interfere with the New Business Activities.

(c)           Consulting Fees and Expenses.  During the Consulting Term, the Company will pay to the Consultant the following:

(1)           An aggregate of $600,000, payable weekly in accordance with the customary payroll practices of the Company (the “Consulting Fees”).

(2)           Reimbursement for documented expenses relating to cellular telephone and Blackberry service not to exceed $200 per month.

(3)           Reimbursement for business meal expenses, provided such business meal expenses are approved in advance by George Kollitides and properly documented.

(4)           Reimbursement for automobile expenses in the amount of $1,500 per month.

(d)           Computer.  During and after the Consulting Term, the Consultant will retain the use of the computer that he used during the period of his employment with the Company (the “Computer”).

(e)           Benefits.  All salary and benefits under the Employment Agreement shall cease as of the Separation Date.

(f)            Independent Contractor.  During the Consulting Term, the Consultant will be and will be deemed for all purposes to be an independent contractor of the Company.  The Consultant acknowledges that this Agreement is not an employment contract.  Consequently, the Consulting Fees set forth in Section 3(c) of this Agreement will not be deemed to be wages, and therefore, will not be subject to any withholdings or deductions.  Nothing contained herein will be construed to create a relationship of employment between the Company and the Consultant.  The Consultant will not be entitled to any employee benefits of the Company or any of its affiliates or subsidiaries.

4.             Equity Grant.  The Company will grant to the Consultant an option to purchase 111,111 shares of the Company’s common stock at an exercise price of $5.33 per share under the Company’s Equity Incentive Plan (the “Option”).  The Option will vest on April 25, 2007, provided that (a) there has not been a Termination for Cause (as defined below) prior to such date and (b) if the Consultant’s relationship with the Company terminates for any reason other than a Termination for Cause, the Consultant continues to cooperate fully with the Company and make himself reasonably available to the Company to respond to reasonable requests by the Company through the end of the Consulting Term.  The Option will be evidenced in a written agreement by and between the Company and the Consultant (the “Stock Option Agreement”).

5.             Termination for Cause.  Prior to the end of the Consulting Term, the Company may terminate this Agreement and the consulting services of the Consultant provided hereunder for “cause” only if (i) the Consultant, after receipt from the Company of three days’ notice of the Company’s intent to terminate this Agreement and the Consultant’s services provided hereunder for cause, continues to fail to respond by telephone or otherwise to a request for assistance, even if, such failure is due to the Consultant’s death or due to his physical or mental illness or injury (“Disability”); or (ii) breaches the provisions of Sections 5.5 or 6 (other than subsection 6.1(c), which the parties agree is no longer binding) of the Employment Agreement (a “Termination for Cause”).  Such Termination for Cause shall be effective immediately upon written notice to the Consultant by the Company.  In the event of a Termination for Cause, the Consultant will be entitled only to such Consulting Fees as will have accrued as of the date of such termination and the Company will have no further obligation to the Consultant.  Upon a Termination for Cause, any unexercised portion of the Option shall be forfeited as of the date of such Termination for Cause.

6.             Termination Other Than For Cause.  In the event that the consulting services of the Consultant terminate prior to the end of the Consulting Term for any reason other than (i) a Termination for Cause, or (ii) a voluntary resignation by the Consultant in writing for any reason (a “Voluntary Resignation”), the Consultant will continue to receive the remaining Consulting Fees, payable in accordance with Section 3(c), until the expiration of the Consulting Term, subject to Section 7 of this Agreement.  Upon a termination other than a Termination for Cause or a Voluntary Resignation prior to the end of the Consulting Term, the Option shall vest as provided in Section 4 (and set forth in the Stock Option Agreement) and remain exercisable until the Option expires on its terms as set forth in the Equity Incentive Plan and the Stock Option Agreement.

7.             Mitigation.  If at any time during the first six (6) months of the Consulting Term, the Consultant’s relationship with the Company terminates, the Company’s obligations, if any, to the Consultant which arise upon such termination of the Consultant’s relationship pursuant to Section 6, shall not be subject to mitigation or offset by the Consultant.  If the Consultant’s relationship with the Company terminates at any time during the second six (6) months of the Consulting Term, (a) the Consultant shall not be required to mitigate the amount of any payment provided for pursuant to Section 6 of this Agreement by seeking other employment, and (b) if the Consultant thereafter provides services for pay to anyone other than the Company or any of its subsidiaries from the date the Consultant’s relationship with the Company hereunder is terminated until the end of the period during which the Consultant is receiving payments pursuant to Section 6, the amounts paid to the Consultant during such period shall be offset (or if paid to the Consultant, refunded to the Company by the Consultant) by the amounts of salary, bonus or other cash or kind compensation earned by, paid or granted to the Consultant during such period as a result of the Consultant’s performing such service (regardless of when such earned amounts are actually paid to the Consultant).

8.             Nondisparagement.

(a)           The Consultant hereby acknowledges that he remains subject to Section 5.5 of the Employment Agreement.

(b)           The Company agrees to use reasonable best efforts to ensure that representatives of the Company who are authorized to discuss the Consultant’s performance while at the Company do not disparage, make negative statements about or act in any manner that is intended to or does damage to the Consultant’s personal or business reputation; provided that in all events the Company shall direct its officers and directors

(c)           that they shall not disparage, make negative statements about or act in an manner that is intended to or does damage the Consultant’s personal or business reputation.

9.             Property.

(a)           Unless otherwise agreed to by the Consultant and the Company, the Consultant agrees that prior to or on the Separation Date, he will deliver to the Company all copies of Company Property (as defined in the Employment Agreement) in his possession or under his control.

(b)           Any Company Property that remains in the possession of the Consultant following the Separation Date pursuant to Section 8(a) and all Company Property, coming into his possession in the course of his services under this Agreement will be the sole property of the Company or any of its subsidiaries or affiliates, as applicable.  At the end of the Consulting Term, or upon the termination of the Consultant’s consulting services hereunder or upon the request of the Company, if earlier, the Consultant will return all Company Property in his possession or under his control as of such date.

10.           Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:

(a)                                  If the Company, to:

Rafaella Apparel Group, Inc.

1411 Broadway
New York, New York  10018

Attention:  Secretary

Telephone:  (212) 403-0300
Fax  (212) 764-9275

With copies to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY  10022
Attention:  David E. Rosewater, Esq.
Telephone:  (212) 756-2000
Fax:  (212) 593-5955

and

Cerberus Capital Management, L.P.
299 Park Avenue
New York, New York  10171
Attention:  George Kollitides

Telephone:  (212) 891-2100

Fax:  (212) 284-7916

(b)           If to the Consultant, to the Consultant’s home address reflected in the Company’s records, with a copy to

Eaton & Van Winkle

3 Park Avenue

New York, NY  10016

Attention:  Vincent J. McGill, Esq.

Telephone:  (212) 779-9910

Fax:  (212) 779-9928

Either party may change the address provided above by delivering written notice of such change of address to the other party.

11.           General.

(a)           This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, if any, with respect hereto and cannot be modified, amended, waived or terminated, in whole or in part, except in a writing signed by both parties; provided, however, that the provisions of Sections 5.5, 6 (other than subsection 6.1(c)), 7, 8 and 9 of the Employment Agreement shall survive to the extent necessary to give effect to the provisions thereof.

(b)           The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive this Agreement.

(c)           This Agreement will inure to the benefit of and be binding on the successors of the Company.  None of the parties may assign this Agreement without the written consent of the other party.

(d)           The headings used in this Agreement are solely for the convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.  This Agreement shall be construed without regard to any presumption of any other rule requiring construction against the party causing this Agreement to be drafted.

(e)           The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any other jurisdiction.

(f)            This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.           Governing Law, Dispute Resolution and Venue.

(a)           This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

(b)           The parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the City of New York, Borough of Manhattan, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts.  In addition, the parties agree to the waiver of a jury trial.

IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the day and year first above written.

RAFAELLA APPAREL GROUP, INC.

/s/ George Kollitides
Name: George Kollitides
Title: Authorized Person

CONSULTANT

/s/ Glenn S. Palmer